EXHIBIT 99.2

February 14, 2005

Board of Directors

VISX, Incorporated

3400 Central Expressway

Santa Clara, CA 95051

Re:	Amendment No. 4 to Registration Statement on Form S-4 of Advanced Medical Optics, Inc. (File No. 333-121009).

Ladies and Gentlemen:

Attached is our opinion letter, dated November 9, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of VISX, Incorporated (the “Company”) of the Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2004, as amended, among Advanced Medical Optics Inc. (“AMO”), Vault Merger Corporation, a wholly owned subsidiary of AMO, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinions of Financial Advisors – VISX,” “The Merger – Background of the Merger”, “The Merger – Recommendation of the VISX Board of Directors” and “The Merger – Opinion of VISX’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)